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                                                                    EXHIBIT 99.1


        DDR SYSTEMS, INC. ACQUIRES AN INTEREST IN COCA-COLA NORDIC RACING

Irvine, CA, March 22, 2001...DDR Systems, Inc.-OTC:DDRS:BB today announced the acquisition of 40% of Nordic Racing Limited, an FIA Formula 3000 racing team. Coca-Cola Nordic Racing competes in the FIA Formula 3000 International Championship annually, commencing this year in Brazil on March 30, 2001. The Championship is an international competition serving as the support series for Formula 1 events. All Formula 3000 races are held on Saturdays prior to Formula 1 races, which take place on Sundays. Twelve of the seventeen scheduled Formula 1 events this year will feature a Formula 3000 race. The races will take place in Europe, Great Britain and South America.

The rising value of a Formula 3000 team is demonstrated by the recent acquisitions of Formula 3000 teams by current owners of Formula 1 teams including: BMW Williams, Sauber, Arrows, Prost, Benetton and European Minardi. In 2000, Toyota Motors purchased the right to operate the twelfth and only remaining Formula 1 team for $48.0 million. Some current Formula 3000 sponsors include: Shell, Petrobras, Red Bull, PSN, Coca-Cola, Eurosport and Gauloises.

Recently the Central European Division of The Coca-Cola Company announced its expanded sponsorship of the FIA Formula 3000 International Championship's Nordic Racing Team. This sponsorship gives Coca-Cola the position of "Title Sponsor" of the team and is an expansion upon the sponsorship that began during the 2000 season. The team now competes as "Coca-Cola Nordic Racing."

Also, Coca-Cola Nordic Racing secured the sponsorship of Eurosport, the leading pan-European sports channel for the 2001 season, extending its existing exclusive agreement. Eurosport increased its coverage of the FIA International Formula 3000 Championship to more than thirty-four hours in 2000, showing both live and delayed coverage of the qualifying rounds and races. In 2000, Coca Cola Nordic Racing was the highest ranked (5th overall) independently owned team in the FIA International Formula 3000 Championship. For further information visit "http://www.nordicracing.com" and "http://www.F3000.com".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, DDR Systems, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
DDR Systems, Inc., Irvine, CA
c/o R. Katz, 949/223-7103